Exhibit 99.1

AMAZON.COM ANNOUNCES RECORD FREE CASH FLOW FUELED BY LOWER PRICES AND FREE SHIPPING FOR CUSTOMERS

SEATTLE—(BUSINESS WIRE)—July 26, 2005—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its second quarter ended June 30, 2005.

Operating cash flow grew 52% to $624 million for the trailing twelve months, compared with $410 million for the trailing twelve months ended June 30, 2004. Free cash flow grew 37% to $486 million for the trailing twelve months, compared with $354 million for the trailing twelve months ended June 30, 2004.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 438 million at June 30, 2005, compared with 434 million a year ago.

Net sales increased 26% to $1.75 billion in the second quarter, compared with $1.39 billion in second quarter 2004. Excluding the $25 million benefit from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 25% compared with second quarter 2004.

Operating income increased 21% to $104 million in the second quarter, compared with $86 million in second quarter 2004. As previously announced, the Company chose to adopt SFAS 123(R), the new accounting rules on stock-based compensation, earlier than required, effective January 1, 2005. Excluding the more than $5 million impact on the quarter’s results from this adoption, operating income would have grown 27% to $110 million. Operating income benefited by $2 million from year-over-year changes in foreign exchange rates throughout the quarter.

Net income was $52 million in the second quarter, or $0.12 per diluted share, compared with net income of $76 million, or $0.18 per diluted share in second quarter 2004, which includes $56 million in income tax expense, compared with $5 million income tax expense in second quarter 2004.

“Amazon Prime members love getting unlimited two-day shipping for free with no minimum order size,” said Jeff Bezos, founder and CEO of Amazon.com. ”Though expensive for the company, Amazon Prime creates a premium experience for customers who join, and as a result we hope they’ll purchase more from us in the long term.”

Amazon Prime, Amazon.com’s first-ever membership program, was introduced February 2005. For a flat membership fee of $79 per year, Amazon Prime members get unlimited, express two-day shipping for free, with no minimum purchase requirement on over a million eligible items sold by Amazon.com. Members can order as late as 6:30 p.m. ET and still get their order the next day for only $3.99 per item, and can share the benefits of Amazon Prime with up to four family members living in their household. Sign up for Amazon Prime at www.amazon.com/prime.

“We are pleased with our $486 million of free cash flow, up 37%,” said Tom Szkutak, CFO of Amazon.com. “We continue to offer lower prices and free two-day shipping for Amazon Prime members while generating additional free cash flow for our shareholders.”

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $960 million, up 21% from second quarter 2004. Segment operating income increased 9% to $72 million in second quarter 2005 from $66 million in second quarter 2004.

•	North America Other revenue, which includes Amazon Services’ Merchant.com program, doubled to $50 million in second quarter 2005.

•	International segment sales, representing the Company’s U.K., German, French, Japanese and Chinese sites, were $793 million, up 33% from second quarter 2004. Excluding the benefit from year-over-year changes in foreign exchange rates throughout the quarter, net sales growth was 29%. Segment operating income increased 72% to $60 million in second quarter 2005 from $35 million in second quarter 2004.

•	On a trailing twelve month basis, International segment sales increased to 45% of worldwide net sales, up from 42% for the trailing twelve months ended June 30, 2004.

•	Worldwide Electronics & Other General Merchandise sales grew 40% to $456 million, and increased to 26% of worldwide net sales, compared with 23% for second quarter 2004.

•	The Company received orders for more than 1.5 million copies of Harry Potter and the Half-Blood Prince worldwide in advance of its July 16 release, making it Amazon.com’s largest new product release.

•	The Company’s U.K. and German sites—Amazon.co.uk and Amazon.de—recently launched Search Inside the Book, enabling customers to preview the text inside hundreds of thousands of books.

•	Amazon.de also introduced a new DVD rental service with subscription plans that start from just €9.99 per month. Rental members also receive an extra 5% discount off Amazon.de’s already low prices on their DVD purchases.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of July 26, 2005. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Third Quarter 2005 Guidance

•	Net sales are expected to be between $1.76 billion and $1.91 billion, or grow between 20% and 31%, compared with third quarter 2004.

•	Operating income is expected to be between $60 million and $90 million, or between (26%) decline and 11% growth, compared with third quarter 2004. This guidance includes stock-based compensation of $35 million, including the impact from the Company’s January 1, 2005 early adoption of SFAS 123(R), and assumes, among other things, that no additional intangible assets are recorded, and that there are no further revisions to restructuring-related estimates.

Full Year 2005 Expectations

•	Net sales are expected to be between $8.275 billion and $8.675 billion, or grow between 20% and 25%, compared with 2004.

•	Operating income is expected to be between $415 million and $515 million, or between (6%) decline and 17% growth, compared with 2004. This expectation includes stock-based compensation of $110 million, including the impact from the Company’s January 1, 2005 early adoption of SFAS 123(R), and assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to restructuring-related estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risk of future losses, significant indebtedness, system interruptions, consumer trends, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and all subsequent filings.

Financial Measure

The following measure is defined by the Securities and Exchange Commission as a non-GAAP financial measure.

Free Cash Flow

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development. A tabular reconciliation of differences from the comparable GAAP measure—operating cash flow—is included in the attached “Supplemental Financial Information and Business Metrics.”

About Amazon.com

Amazon.com (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer customers the lowest possible prices. Amazon.com and third-party sellers offer millions of unique new, refurbished, and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon.com and its affiliates operate seven retail websites: www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc. and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004	2005	2004
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$533	$769	$1,303	$1,102	$701	$642

OPERATING ACTIVITIES:
Net income	52	76	130	188	531	276
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	26	18	55	36	95	73
Stock-based compensation	26	22	45	29	74	65
Other operating expense (income)	2	(7)	3	(8)	2	(7)
Losses (gains) on sales of marketable securities, net	—	—	—	(1)	—	(1)
Remeasurements and other	(18)	(16)	(32)	(36)	5	11
Non-cash interest expense and other	1	1	3	2	5	4
Deferred income taxes	44	(1)	94	(8)	(154)	(8)
Cumulative effect of change in accounting principle	—	—	(26)	—	(26)	—
Changes in operating assets and liabilities:
Inventories	13	(5)	85	8	(93)	(96)
Accounts receivable, net and other current assets	9	(5)	19	10	8	(24)
Accounts payable	54	23	(370)	(233)	150	115
Accrued expenses and other current liabilities	7	10	(25)	(62)	21	8
Additions to unearned revenue	38	27	66	50	125	104
Amortization of previously unearned revenue	(31)	(25)	(56)	(49)	(113)	(104)
Interest payable	21	25	(41)	(34)	(6)	(6)

Net cash provided by (used in) operating activities	244	143	(50)	(108)	624	410

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(46)	(14)	(73)	(24)	(138)	(56)
Sales and maturities of marketable securities and other investments	142	43	490	612	1,305	866
Purchases of marketable securities	(235)	(251)	(738)	(755)	(1,568)	(948)
Proceeds from sale of subsidiary	—	—	—	—	—	5
Acquisitions, net of cash acquired	(5)	—	(20)	—	(91)	—

Net cash used in investing activities	(144)	(222)	(341)	(167)	(492)	(133)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and other	9	20	19	35	44	106
Repayments of long-term debt and capital lease obligations	—	(1)	(266)	(156)	(267)	(367)

Net cash provided by (used in) financing activities	9	19	(247)	(121)	(223)	(261)

Foreign-currency effect on cash and cash equivalents	(13)	(8)	(36)	(5)	19	43

Net increase (decrease) in cash and cash equivalents	96	(68)	(674)	(401)	(72)	59

CASH AND CASH EQUIVALENTS, END OF PERIOD	$629	$701	$629	$701	$629	$701

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$—	$84	$86	$105	$119
Cash paid for income taxes	1	1	5	1	8	2

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales	$1,753	$1,387	$3,655	$2,918
Cost of sales	1,303	1,046	2,746	2,216

Gross profit	450	341	909	702
Operating expenses (1):
Fulfillment	158	126	324	255
Marketing	42	34	87	68
Technology and content	106	71	198	130
General and administrative	38	31	85	60
Other operating expense (income)	2	(7)	3	(8)

Total operating expenses	346	255	697	505

Income from operations	104	86	212	197
Interest income	9	5	18	11
Interest expense	(22)	(26)	(48)	(54)
Other income (expense), net	(1)	—	2	1
Remeasurements and other	18	16	32	36

Total non-operating income (expense)	4	(5)	4	(6)

Income before income taxes	108	81	216	191
Provision for income taxes	56	5	112	3

Income before cumulative effect of change in accounting principle	52	76	104	188
Cumulative effect of change in accounting principle	—	—	26	—

Net income	$52	$76	$130	$188

Basic earnings per share:
Prior to cumulative effect of change in accounting principle	$0.13	$0.19	$0.25	$0.46
Cumulative effect of change in accounting principle	—	—	0.07	—

	$0.13	$0.19	$0.32	$0.46

Diluted earnings per share:
Prior to cumulative effect of change in accounting principle	$0.12	$0.18	$0.24	$0.44
Cumulative effect of change in accounting principle	—	—	0.07	—

	$0.12	$0.18	$0.31	$0.44

Weighted average shares used in computation of earnings per share:
Basic	411	405	410	404

Diluted	425	425	425	425

(1) Includes stock-based compensation as follows:
Fulfillment	$5	$3	$8	$4
Marketing	2	2	3	3
Technology and content	13	13	23	16
General and administrative	6	4	11	6

	$26	$22	$45	$29

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
North America
Net sales	$960	$791	$1,987	$1,639
Cost of sales	682	571	1,430	1,193

Gross profit	278	220	557	446
Direct segment operating expenses (1)	206	154	420	304

Segment operating income	72	66	137	142

International
Net sales	793	596	1,668	1,279
Cost of sales	621	475	1,316	1,023

Gross profit	172	121	352	256
Direct segment operating expenses (1)	112	86	229	180

Segment operating income	60	35	123	76

Consolidated
Net sales	1,753	1,387	3,655	2,918
Cost of sales	1,303	1,046	2,746	2,216

Gross profit	450	341	909	702
Direct segment operating expenses	318	240	649	484

Segment operating income	132	101	260	218
Stock-based compensation	(26)	(22)	(45)	(29)
Other operating income (expense)	(2)	7	(3)	8

Income from operations	104	86	212	197
Total non-operating income (expense), net	4	(5)	4	(6)
Provision for income taxes	(56)	(5)	(112)	(3)
Cumulative effect of change in accounting principle	—	—	26	—

Net income	$52	$76	$130	$188

Segment Highlights:
Y/Y net sales growth:
North America	21%	13%	21%	16%
International	33	50	30	65
Consolidated	26	26	25	34
Y/Y gross profit growth:
North America	27%	16%	25%	18%
International	42	45	37	53
Consolidated	32	25	29	29
Y/Y segment operating income growth:
North America	9%	21%	(3%)	33%
International	72	177	61	169
Consolidated	31	50	20	62
Net sales mix:
North America	55%	57%	54%	56%
International	45	43	46	44

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
North America
Media	$632	$541	$1,331	$1,141
Electronics and other general merchandise	278	226	559	450
Other	50	24	97	48

	960	791	1,987	1,639

International
Media	614	496	1,289	1,072
Electronics and other general merchandise	178	99	377	206
Other	1	1	2	1

	793	596	1,668	1,279

Consolidated
Media	1,246	1,037	2,620	2,213
Electronics and other general merchandise	456	325	936	656
Other	51	25	99	49

	$1,753	$1,387	$3,655	$2,918

Y/Y Net Sales Growth:
North America:
Media	17%	9%	17%	12%
Electronics and other general merchandise	23	27	24	30
Other	105	(6)	100	6

International:
Media	24%	35%	20%	48%
Electronics and other general merchandise	80	218	83	282
Other	35	176	49	120

Consolidated:
Media	20%	20%	18%	27%
Electronics and other general merchandise	40	56	43	64
Other	103	(4)	99	8

Consolidated Net Sales Mix:
Media	71%	75%	72%	76%
Electronics and other general merchandise	26	23	26	22
Other	3	2	3	2

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	June 30, 2005	December 31, 2004	June 30, 2004
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$629	$1,303	$701
Marketable securities	696	476	450

Cash, cash equivalents, and marketable securities	1,325	1,779	1,151
Inventories	383	480	284
Deferred tax assets, current portion	63	81	1
Accounts receivable, net and other current assets	155	199	125

Total current assets	1,926	2,539	1,561

Fixed assets, net	267	246	216
Deferred tax assets, long-term portion	206	282	6
Goodwill	154	139	69
Other assets	48	42	36

Total assets	$2,601	$3,248	$1,888

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$735	$1,142	$585
Accrued expenses and other current liabilities	317	361	250
Unearned revenue	52	41	39
Interest payable	32	74	40
Current portion of long-term debt and other	8	2	2

Total current liabilities	1,144	1,620	916

Long-term debt and other	1,521	1,855	1,763

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued and outstanding shares — 412, 410 and 407 shares	4	4	4
Additional paid-in capital	2,161	2,123	1,963
Accumulated other comprehensive income	27	32	29
Accumulated deficit	(2,256)	(2,386)	(2,787)

Total stockholders’ deficit	(64)	(227)	(791)

Total liabilities and stockholders’ deficit	$2,601	$3,248	$1,888

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Y/Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM)	$410	$490	$567	$523	$624	52%

Purchase of fixed assets (incl. internal-use software & website development) — TTM	$56	$70	$89	$106	$138	146%

Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$354	$420	$477	$417	$486	37%

Common shares and stock-based awards outstanding	434	434	434	434	438	1%
Common shares outstanding	407	407	410	411	412	1%
Stock-based awards outstanding	27	27	25	24	26	(5%)
Stock-based awards outstanding — % of common shares outstanding	6.7%	6.5%	6.0%	5.7%	6.3%	N/A

Results of Operations

Worldwide (WW) net sales	$1,387	$1,462	$2,541	$1,902	$1,753	26%
WW net sales — Y/Y growth, excluding the effect of foreign exchange rates	21.9%	23.9%	26.2%	22.3%	24.6%	N/A
WW net sales — TTM	$5,998	$6,326	$6,921	$7,292	$7,658	28%

Gross profit	$341	$356	$544	$458	$450	32%
Gross margin — % of WW net sales	24.6%	24.3%	21.4%	24.1%	25.7%	N/A
Gross profit — TTM	$1,415	$1,484	$1,602	$1,700	$1,809	28%
Gross margin — TTM % of WW net sales	23.6%	23.5%	23.1%	23.3%	23.6%	N/A

Fulfillment costs, excluding stock-based compensation — % of WW net sales	8.8%	9.3%	8.0%	8.6%	8.7%	N/A
Fulfillment costs, excluding stock-based compensation — TTM % of WW net sales	8.6%	8.6%	8.5%	8.6%	8.6%	N/A

Operating income	$86	$81	$162	$108	$104	21%
Operating margin — % of WW net sales	6.2%	5.6%	6.4%	5.7%	6.0%	N/A
Operating income — TTM	$386	$416	$440	$438	$456	18%
Operating margin — TTM % of WW net sales	6.4%	6.6%	6.4%	6.0%	6.0%	N/A

Net income *	$76	$54	$347	$78	$52	(32%)
Net income per diluted share *	$0.18	$0.13	$0.82	$0.18	$0.12	(32%)
Net income — TTM *	$276	$315	$588	$555	$531	92%
Net income per diluted share — TTM *	$0.65	$0.74	$1.39	$1.31	$1.25	92%

Segments

North America Segment:
Net sales	$791	$816	$1,392	$1,027	$960	21%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	12.7%	15.0%	21.8%	21.1%	21.0%	N/A
Net sales — TTM	$3,490	$3,597	$3,847	$4,027	$4,195	20%
Gross profit	$220	$223	$355	$279	$278	27%
Gross margin — % of North America net sales	27.7%	27.4%	25.5%	27.2%	29.0%	N/A
Gross profit — TTM	$935	$958	$1,024	$1,077	$1,135	21%
Gross margin — TTM % of North America net sales	26.8%	26.6%	26.6%	26.7%	27.1%	N/A
Operating income	$66	$57	$122	$66	$72	9%
Operating margin % of North America net sales	8.3%	7.0%	8.8%	6.4%	7.5%	N/A
Operating income — TTM	$318	$313	$321	$311	$317	(0%)
Operating margin — TTM % of North America net sales	9.1%	8.7%	8.3%	7.7%	7.6%	N/A

International Segment:
Net sales	$596	$646	$1,149	$875	$793	33%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	38.1%	38.9%	32.5%	23.8%	29.3%	N/A
Net sales — TTM	$2,508	$2,729	$3,074	$3,265	$3,463	38%
Net sales — TTM % of WW net sales	41.8%	43.1%	44.4%	44.8%	45.2%	N/A
Gross profit	$121	$132	$190	$180	$172	42%
Gross margin — % of International net sales	20.4%	20.5%	16.5%	20.5%	21.7%	N/A
Gross profit — TTM	$479	$527	$578	$623	$674	41%
Gross margin — TTM % of International net sales	19.1%	19.3%	18.8%	19.1%	19.5%	N/A
Operating income	$35	$38	$55	$63	$60	72%
Operating margin — % of International net sales	5.9%	5.8%	4.8%	7.2%	7.6%	N/A
Operating income — TTM	$126	$153	$169	$190	$216	71%
Operating margin — TTM % of International net sales	5.0%	5.6%	5.5%	5.8%	6.2%	N/A

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

* Q4 2004 net income includes a $244 million benefit from realizing a deferred tax asset related primarily to net operating loss carryforwards attributable to continuing operations; 2005 net income includes a $56 million tax expense for Q1 2005 and a $56 million tax expense for Q2 2005 primarily due to taxable income resulting from the transfer of certain operating assets from U.S. to international locations.

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$240	$261	$367	$330	$318	33%
Operating expenses — TTM	$970	$1,019	$1,112	$1,198	$1,276	32%
Operating income	$101	$95	$177	$129	$132	31%
Operating margin — % of consolidated sales	7.3%	6.5%	7.0%	6.8%	7.5%	N/A
Operating income — TTM	$444	$466	$490	$502	$533	20%
Operating margin — TTM % of consolidated net sales	7.4%	7.4%	7.1%	6.9%	7.0%	N/A

Supplemental North America Segment Net Sales:
Media	$541	$564	$885	$699	$632	17%
Media — TTM	$2,394	$2,455	$2,589	$2,690	$2,780	16%
Electronics and other general merchandise	$226	$229	$449	$281	$278	23%
Electronics and other general merchandise — TTM	$983	$1,031	$1,128	$1,185	$1,236	26%
Electronics and other general merchandise — TTM % of North America net sales	28%	29%	29%	29%	29%	N/A
Other	$24	$24	$58	$46	$50	105%
Other — TTM	$113	$111	$130	$153	$178	58%

Supplemental International Segment Net Sales:
Media	$496	$530	$911	$675	$614	24%
Media — TTM	$2,129	$2,285	$2,513	$2,612	$2,730	28%
Electronics and other general merchandise	$99	$116	$237	$199	$178	80%
Electronics and other general merchandise — TTM	$377	$442	$558	$651	$730	94%
Electronics and other general merchandise — TTM % of International net sales	15%	16%	18%	20%	21%	N/A
Other	$1	$0	$1	$1	$1	35%
Other — TTM	$2	$2	$2	$3	$3	60%

Supplemental Worldwide Net Sales:
Media	$1,037	$1,094	$1,796	$1,374	$1,246	20%
Media — TTM	$4,523	$4,740	$5,102	$5,302	$5,510	22%
Electronics and other general merchandise	$325	$344	$686	$480	$456	40%
Electronics and other general merchandise — TTM	$1,360	$1,474	$1,686	$1,835	$1,966	45%
Electronics and other general merchandise — TTM % of WW net sales	23%	23%	24%	25%	26%	N/A
Other	$25	$24	$59	$47	$51	103%
Other — TTM	$115	$113	$133	$156	$181	58%

Balance Sheet

Cash and marketable securities	$1,151	$1,185	$1,779	$1,151	$1,325	15%

Inventory, net — ending	$284	$357	$480	$403	$383	35%
Inventory — average inventory % of TTM net sales	4.3%	4.6%	4.9%	5.0%	5.0%	N/A
Inventory turnover, average — TTM	17.9	16.6	15.7	15.5	15.3	(14%)

Fixed assets, net	$216	$227	$246	$245	$267	24%

Accounts payable days — ending	51	57	53	44	51	1%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	8,200	8,800	9,000	9,400	10,200	25%

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Shipping revenue, which excludes amounts earned from third-party sellers where we don’t provide fulfillment services, was $103 million, up 22% from $84 million.

•	Amounts paid in advance for subscription services, including amounts received from online DVD rentals, Amazon Prime, and other membership programs, are deferred and recognized as revenue over the subscription terms.

•	Amounts earned from third-party sales on our websites are recorded as net amounts.

Cost of Sales

•	Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, and service costs such as those incurred in operating and staffing our fulfillment and customer service centers on behalf of third-party sellers.

•	Outbound shipping-related costs totaled $148 million, up 25% from $119 million. Net shipping loss was $45 million, up 31% from a net shipping loss of $35 million, resulting primarily from our free shipping offers and Amazon Prime.

Operating Expenses

•	Depreciation and amortization of fixed assets was $25 million, up from $18 million, and is classified within the corresponding operating expense categories.

•	As previously announced, we chose to early-adopt SFAS 123(R), the new accounting rules on stock-based compensation, effective January 1, 2005. Stock-based compensation increased $4 million to $26 million. Stock-based compensation would have been $20 million under our prior accounting method, down $2 million versus Q2 2004.

•	In accordance with SAB 107, issued March 2005, we present stock-based compensation within the same operating expense line items as cash compensation.

•	Operating expenses with and without stock-based compensation are as follows:

	Q2 2005			Q2 2004
	As	Stock-Based		As	Stock-Based
	Reported	Compensation	Net	Reported	Compensation	Net
Operating Expenses (in millions):
Fulfillment	$158	$(5)	$153	$126	$(3)	$123
Marketing	42	(2)	40	34	(2)	32
Technology and content	106	(13)	93	71	(13)	58
General and administrative	38	(6)	32	31	(4)	27
Other operating expense (income)	2	—	2	(7)	—	(7)

Total operating expenses	$346	$(26)	$320	$255	$(22)	$233

Year-over-Year Percentage Growth:
Fulfillment	25.0%		24.5%	12.2%		14.2%
Marketing	23.5		25.9	26.0		25.7
Technology and content	48.7		59.4	8.5		12.2
General and administrative	24.6		18.9	16.9		24.6
Percent of Net Sales:
Fulfillment	9.0%		8.7%	9.1%		8.8%
Marketing	2.4		2.3	2.4		2.3
Technology and content	6.0		5.3	5.1		4.2
General and administrative	2.2		1.8	2.2		2.0

Fulfillment

•	Fulfillment costs include those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to buying, receiving, inspecting and warehousing inventories; picking, packaging and preparing customer orders for shipment; credit card fees; and bad debt costs, including costs associated with our guarantee of certain third-party seller transactions. Fulfillment costs also include amounts paid to third parties, who assist us in fulfillment and customer service operations.

•	Credit card fees associated with third-party seller transactions are assessed on the gross purchase price of underlying transactions, and therefore represent a larger percentage of our recorded net revenue than credit card fees for our retail sales. Bad debt costs, including costs associated with our guarantee program, are also higher as a percentage of recorded net revenue versus our retail sales. Accordingly, as third-party sales increase, credit card fees and bad debt costs on these sales will negatively affect fulfillment costs as a percentage of net sales.

•	Fulfillment costs increased in absolute dollars from the prior year due to variable costs corresponding with sales volume, our mix of product sales, credit card fees, and bad debt costs, including costs associated with our guarantee of certain third-party seller transactions. We expanded our fulfillment capacity in 2004 and the first half of 2005 through gains in efficiencies as well as increases in leased warehouse space. We plan to continue expanding our worldwide fulfillment capacity to meet anticipated shipment volumes from sales of our own products as well as sales by third parties where we provide the fulfillment. We expect absolute amounts spent in fulfillment and fulfillment-related cost of sales to increase over time.

Marketing

•	Marketing efforts include targeted online marketing channels, such as our Associates and Syndicated Stores programs, sponsored search, portal advertising, e-mail campaigns and other initiatives. Our marketing expenses are largely variable, based on growth in sales and changes in rates. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense. While costs associated with free shipping are not included in marketing expense, we view our free shipping offers as an effective worldwide marketing tool and intend to continue offering them indefinitely. We expect absolute amounts spent in marketing to increase over time.

Technology and Content

•	Technology and content expenses consist principally of payroll and related expenses for employees involved in development of our websites, including application development, editorial content, merchandising selection and systems and telecommunications support; costs associated with the systems and telecommunications infrastructure; and costs of acquired content.

•	Our spending in technology and content has primarily increased as we are adding computer scientists and software engineers to continue to enhance the customer experience on our websites and those websites powered by us, and to improve our process efficiency. Additionally, we continue to invest in several areas of technology, including seller platforms, search, web services, and digital initiatives. We intend to continue investing in areas of technology and content, and expect absolute dollars spent in technology and content to increase over time as we continue to add computer scientists and software engineers to our staff.

•	A significant majority of our technology costs are incurred in the U.S. and most of them are allocated to our North America segment.

•	We expense costs related to the development of internal-use software and website development other than those incurred during the application development stage. Costs incurred during the application development stage are capitalized and amortized over the two-year estimated useful life of the software. We capitalized $22 million of internal-use software and website development costs, including $3 million associated with stock-based compensation, which is excluded from purchases of fixed assets on our consolidated statements of cash flows since it is stock based rather than cash, compared with $10 million a year ago. These amounts were partially offset by amortization of previously capitalized amounts of $12 million and $7 million.

General and Administrative

•	General and administrative costs increased due to payroll and related expenses. We expect absolute dollars spent in general and administrative to increase over time.

•	In Q1 we recorded a charge of $8 million related to possible settlements of outstanding litigation, and in Q2 the favorable resolution of one of these matters resulted in a $3 million expense reduction.

Stock-Based Compensation

•	Prior to January 1, 2005, we accounted for stock-based awards under the intrinsic value method, which resulted in compensation expense for restricted stock and restricted stock units at grant date fair value based on the number of shares granted and the quoted price of our common stock, and for stock options to the extent option exercise prices were set below market prices on the date of grant. Also, stock options granted subsequent to December 31, 2002 and stock-based awards subject to an exchange offer, other modifications, or performance criteria, were subject to variable accounting treatment.

•	As of January 1, 2005, we adopted SFAS 123(R), which requires measurement of compensation cost for stock-based awards at grant date fair value. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock, while the fair value of stock options is determined using a Black-Scholes valuation model. The fair value is recognized as an expense over the service period, net of estimated forfeitures, using the accelerated method under SFAS 123(R). Because we implemented SFAS 123(R), we no longer have stock awards subject to variable accounting treatment.

•	Prior to our adoption of SFAS 123(R), cash retained as a result of excess tax deductions relating to stock-based compensation was presented in operating cash flows, along with other tax cash flows. SFAS 123(R) requires benefits relating to excess stock-based compensation deductions to be presented as financing cash inflows. Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes were $1 million.

•	Stock-based awards generally vest over service periods of between two and five years.

•	Payroll tax expense resulting from exercises of stock-based awards is a cash expense and is not categorized as stock-based compensation.

•	We granted stock awards, substantially all of which have been restricted stock units since October 2002, of 4 million shares at a per-share weighted-average fair value of $34. Our annual stock awards are granted in the second quarter.

•	At June 30, 2005, there were 438 million common shares and stock-based awards outstanding, up 1% from 434 million at December 31, 2004. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards, and in-the-money and out-of-the-money stock options.

•	At June 30, 2005, there were 26 million stock awards outstanding, consisting of 16 million stock options with a $14 weighted-average exercise price and 10 million restricted stock units. At June 30, 2004 there were 28 million stock awards outstanding.

Other Operating Expense (Income)

•	Included in “Other operating expense (income)” are amortization of intangibles and restructuring-related expenses or credits.

•	Amortization of other intangibles was $1 million, and is expected to be $3 million for the remainder of 2005, $4 million in both 2006 and 2007, and $1 million in 2008, based on intangibles as of June 30, 2005.

•	We acquired certain companies in the first half of 2005 for an aggregate cash purchase price of $24 million. The excess of purchase price over the fair value of the net assets acquired was $16 million and is classified as “Goodwill” on our consolidated balance sheets. Acquired other intangibles totaled $7 million and have estimated useful lives of between one and three years. The results of operations of each of the acquired businesses have been included in our consolidated results as of the closing date of acquisition. The effect of these acquisitions on consolidated net sales and operating income was not significant for Q2.

Other Income (Expense), Net

•	Other expense of $1 million includes gains and losses on sales of marketable securities and foreign-currency transaction gains and losses, including the currency effect on the interest payable for our 6.875% PEACS.

Remeasurements and Other

•	Remeasurement of the principal amount of our 6.875% PEACS from euros to U.S. dollars resulted in a foreign-currency gain of $42 million, compared with a gain of $8 million.

•	Remeasurement of foreign-currency intercompany balances that are to be repaid among subsidiaries represented a $25 million loss, compared with a loss of $7 million.

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and charges associated with the effect of movements in currency exchange rates.

Income Taxes and Deferred Tax Assets

•	Our Q2 effective tax rate was higher than the 35% statutory rate primarily due to taxable income associated with the Q1 2005 transfer of certain operating assets from the U.S. to international locations. We expect these asset transfers to result in tax expense for financial reporting purposes above the statutory rate throughout 2005 and beneficially impact our effective tax rate over time. Since we have Net Operating Losses (NOLs), these asset transfers will not have a significant effect on cash taxes paid in 2005, which we expect to be approximately $25 million, compared with $4 million in 2004. In Q2, we paid cash taxes of $1 million, and year to date we have paid cash taxes of $5 million.

•	SFAS 109 requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent we believe a portion will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets including our recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, the carry-forward periods available to us for tax reporting purposes, and other relevant factors. Significant judgment is required in making this assessment, and it is very difficult to predict when, if ever, our assessment may conclude that the remaining portion of our deferred tax assets is realizable.

•	At June 30, 2005, approximately $730 million of our gross deferred tax assets were related to approximately $2.3 billion of NOLs, the majority of which expire after 2016. Our NOL deferred tax assets are reduced by a valuation allowance of approximately $510 million due to uncertainty about their future realization. The remainder of our deferred tax assets relate to temporary timing differences between tax and financial reporting.

•	Substantially all of the unrealized $510 million NOL deferred tax assets, if realized, would be credited to “Stockholders’ equity” rather than results of operations for financial reporting purposes since they primarily relate to tax-deductible stock-based compensation in excess of amounts recognized for financial reporting purposes.

•	Classification of deferred tax assets between current and long-term asset categories is based on the expected timing of realization, and the valuation allowance is allocated ratably.

Foreign Exchange

•	As our financial reporting currency is the U.S. dollar, our total sales, profit, and operating and free cash flows have benefited significantly the past eleven quarters from weakness in the U.S. dollar in comparison to the currencies of our international websites. We believe it is important to also evaluate our growth rates after the effect of currency changes.

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Q2 2005			Q2 2004
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
	(in millions, except per share amounts)
Net sales	$1,728	$25	$1,753	$1,340	$47	$1,387
Gross profit	445	5	450	331	10	341
Operating expenses	343	3	346	249	6	255
Operating income	102	2	104	82	4	86
Net interest expense and other	(14)	—	(14)	(20)	(1)	(21)
Remeasurements and other (3)	1	17	18	13	3	16
Net income	43	9	52	70	6	76
Diluted earnings per share	$0.10	$0.02	$0.12	$0.16	$0.02	$0.18

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period.

(2)	Represents the increase (decrease) in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period.

(3)	Includes foreign-currency gains (losses) on remeasurement of 6.875% PEACS and intercompany balances, and realized currency-related gains associated with sales of euro-denominated investments held by a U.S. subsidiary.

Cash Flows and Balance Sheet

•	Operating cash flows and free cash flows can be volatile and are sensitive to many factors, including changes in working capital. Working capital at any specific point in time is subject to many variables, including seasonality, the timing of expense payments, discounts offered by vendors, vendor payment terms, and fluctuations in foreign exchange rates.

•	Our cash, cash equivalents, and marketable securities of $1.32 billion, at fair value, primarily consist of cash, commercial paper and short-term securities, corporate notes and bonds, asset-backed and agency securities, and U.S. Treasury notes and bonds. Included are amounts held in foreign currencies of $679 million, primarily in euros, British pounds, and yen.

•	We have pledged $72 million of our marketable securities as collateral primarily for standby letters of credit and property leases, compared with $80 million as of June 30, 2004.

•	“Accounts receivable, net and other current assets” includes accounts receivable from merchant partners, vendors and credit card companies, interest receivables and $14 million of prepaid expenses.

•	“Other assets” includes, among other things, $14 million of deferred issuance costs on long-term debt, $18 million of certain equity investments and $13 million of other intangibles, net.

•	“Unearned revenue” is recorded when payments are received from third parties in advance of our providing the associated service.

•	Amounts related to restructuring-related leases and other commitments due within twelve months are $6 million and are included in “Accrued expenses and other current liabilities,” and the remaining $7 million is included in “Long-term debt and other” on our balance sheet. These amounts are net of anticipated sublease income of $8 million.

•	“Accrued expenses and other current liabilities” includes, among other things, liabilities for gift certificates, professional fees, marketing activities, and workforce costs, including accrued payroll, vacation, and other benefits.

•	“Long-term debt and other” primarily includes the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)	4.750%	February 2009
Premium Adjustable Convertible Securities (“PEACS”)	593	(2)	6.875%	February 2010

	$1,493	(3)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 101.9% of the principal, which decreases every February 1 by 47.5 basis points until maturity, plus any accrued and unpaid interest.

(2)	€490 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($103 per share based on the euro/U.S. dollar exchange rate as of June 30, 2005). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. dollar equivalent principal, interest, and conversion price fluctuates based on the euro/U.S. dollar exchange ratio. Due to fluctuations in this exchange ratio, our principal debt obligation since issuance in February 2000 has increased by $110 million as of June 30, 2005.

(3)	The “if converted” number of shares associated with our convertible debt instruments (approximately 17 million total shares) is excluded from diluted shares as their effect is antidilutive.

Certain Definitions and Other

•

We present segment information along two lines: North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expenses (income), each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•	The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) through North America-focused websites such as www.amazon.com and www.amazon.ca; from North America-focused Syndicated Stores, such as www.cdnow.com; from our mail-order tool catalog phone orders; from our Amazon Prime membership program; and from non retail activities such as North America-focused Merchant.com, marketing, and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•	The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) through International-focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and since September 2004, www.joyo.com; from internationally focused Syndicated Stores; from our DVD rental service in the U.K. and DE; and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from www.amazon.com and www.amazon.ca.

•	We provide supplemental sales information within each segment for three categories: “Media,” “Electronics and other general merchandise,” and “Other.” Media consists of amounts earned from DVD rental and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games, and video game consoles. Electronics and other general merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, sports and outdoors, kitchen and housewares, gourmet food, jewelry, health and personal care, beauty, and musical instruments. The Other category consists of non retail activities, such as the Merchant.com program and miscellaneous marketing and promotional activities, such as our co-branded credit card program.

•	Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of cost of sales to average inventory over five quarter ends.

•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, Auctions and zShops, and our Merchants@, Syndicated Stores programs, but exclude DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Merchant.com program customers, Amazon.com Payments customers, our catalog customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. A customer is considered active when they have placed an order during the preceding twelve-month period.

•	References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, Auctions, zShops, and Merchants@ platforms, but exclude Merchant.com sellers. A seller is considered active when they have received an order during the preceding twelve-month period.

•	References to units mean units sold (net of returns and cancellations) by us and third-party sellers at Amazon.com domains worldwide—such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.amazon.ca—and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music, and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions (including Joyo.com units), Amazon.com gift certificates or DVD rentals.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Tim Stone, 206/266-2171, ir@amazon.com www.amazon.com/ir	PattySmith, 206/266-7180